Exhibit 5(a)

[Simpson Thacher & Bartlett LLP Letterhead]

December 19, 2016

Genesee & Wyoming Inc.

20 West Avenue

Darien, Connecticut 06820

Ladies and Gentlemen:

We have acted as counsel to Genesee & Wyoming Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed on September 14, 2015 (File No. 333-206943) by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of 4,600,000 shares (the “Shares”) of Class A Common Stock, par value $0.01 per share (the “Common Stock”), including 600,000 Shares which may be issued pursuant to the over-allotment option granted to the underwriters, pursuant to the Underwriting Agreement, dated as of December 13, 2016 (the “Underwriting Agreement”), among the Company and the underwriters named therein.

We have examined the Registration Statement as it became effective under the Securities Act; the Company’s prospectus dated September 14, 2015 (the “Base Prospectus”), as supplemented by the prospectus supplement relating to the offering of the Shares, dated December 13, 2016 (together with the Base Prospectus, the “Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; a copy of a specimen certificate representing the Common Stock; and the Underwriting Agreement. In addition, we have examined, and have relied as to matters of fact upon, the documents delivered by the Company at the closing and upon originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

Genesee & Wyoming Inc.	2	December 19, 2016

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon payment and delivery in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5(a) to the Current Report on Form 8-K of the Company filed with the Commission in connection with the offer and sale of the Shares and to the use of our name under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP